Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

U.S. Securities and Exchange Commission
Washington, DC 20549

Ladies and Gentlemen:

We hereby consent to the incorporation and use in this Registration Statement of  Voz Mobile Cloud, Ltd. on Form S-1 of our audit report, dated  March 4, 2013 relating to the accompanying balance sheets as of  December 31, 2012 and 2011 and the related statements of operations, stockholders’ deficit, and cash flows from inception (May 27, 1987) through December 31, 2012 , which appears in such Registration Statement.

We also consent to the reference to our Firm under the title “Interests of Named Experts and Counsel” in the Registration Statement S-1 and this Prospectus.

De Joya Griffith & Company, LLC

/s/ De Joya Griffith & Company, LLC
Henderson, NV
April 2, 2013